Exhibit 10.2
Renewal Addendum to
Buffalo Wild Wings® Franchise Agreement
This Addendum is appended to, and made a part of, the Buffalo Wild Wings® Franchise Agreement dated July 29th, 2010 (the “Agreement”) between BUFFALO WILD WINGS INTERNATIONAL, INC. (“we” or “us”), ANKER, INC. (“you”), and T. Michael Ansley (“Guarantor”). Capitalized terms not defined in this Addendum have the meanings given to them in the Agreement. In the event of any conflict between the terms of this Addendum and those in the Agreement, the terms of this Addendum shall control.
RECITALS
A.
We and you executed a franchise agreement dated October 10, 2000, as amended April 25, 2007, and the Exhibits, Addendums and other documents related thereto (collectively, the “Old Agreement”), pursuant to which we granted you the right to operate a Buffalo Wild Wings restaurant in Fenton, Michigan (the “Restaurant”).

B.	The initial term under the Old Agreement was for 10 years, which expires October 10, 2010. You have the right under the Old Agreement to renew the franchise we granted you for 1 term of 10 years.

C.
Your right to renew the franchise for the Restaurant is subject to several conditions, including, but not limited to, (i) your execution of our current standard form of franchise agreement; (ii) you performing a full remodel of the Restaurant by August 31, 2011, and (iii) your execution of a general release, in a form prescribed by us, of any claims against us, and our affiliates, and our respective officers, directors, agents, employees and shareholders.

D.	We have agreed to renew your Franchise for one ten-year renewal term, and the parties are executing the Agreement to implement such renewal.

E.	The parties desire to amend the Agreement to reflect the foregoing circumstances.
In consideration of the foregoing and the mutual covenants and reliance of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
1.
Renewal Franchise Agreement. By executing the Agreement and this Addendum, the parties are renewing the franchise for the Restaurant for a ten-year renewal term and replacing the Old Agreement. Except as expressly provided in the Agreement and this Addendum, the provisions under the Old Agreement, and any rights and obligations thereunder, shall terminate as of the Effective Date, and the relationship between you and us related to the operation of the Restaurant will be governed solely by the Agreement, this Addendum, and other documents executed in connection with the Agreement and this Addendum. Notwithstanding the foregoing, we, you and the Guarantors must fully comply with any and all obligations that arose out of the Old Agreement prior to the Effective Date and which are not released pursuant to paragraph 5 below.

2.	Term. The first sentence of Section 4.A of the Agreement is amended and replaced with the following:

“The initial term of the 2010 Franchise Agreement shall expire on April 30, 2021, unless this Agreement is sooner terminated in accordance with Paragraph 13.”

3.	Renewal Term and Conditions of Renewal. Section 4.B of the Agreement is deleted.

4.	Lease. The third paragraph of Section 5.A of the Agreement is deleted and replaced with the following:

“In the event that you plan to enter into a new lease for the Restaurant premises, you and your landlord must sign the Lease Addendum attached as Appendix C. We recommend you submit the Lease Addendum to the landlord at the beginning of your lease review and negotiation, although the terms of the Lease Addendum may not be negotiated without our prior approval. If the landlord requires us to negotiate the Lease Addendum, we reserve the right to charge you a fee, which will not exceed our actual costs associated with the negotiation. You must provide us a copy of the executed lease and Lease Addendum within 5 days of its execution. We have no responsibility for the lease; it is your sole responsibility to evaluate, negotiate and enter into the lease for the Restaurant premises.”

5.
Release. You and the Guarantor, on behalf of themselves, and all others claiming by, through or under them, hereby release and discharge, and agree to indemnify and defend, us, our parent corporation, Buffalo Wild Wings, Inc., and our affiliates, and each of their respective past and present shareholders, officers, directors, employees, agents, insurers, attorneys, successors and assigns (the “Released Parties”), from any and all claims, causes of action, obligations and liabilities (collectively “Claims”) which you and/or the Guarantor now have, ever had, or may hereafter have against the Released Parties, or any one of them, arising out of, based upon, or relating to: (i) the Old Agreement; (ii) the offer and sale of a franchise for the Restaurant to them; (iii) the furnishing of any products or services to them by any of the Released Parties; (iv) any actions taken by any of the Released Parties under or in relation to the Old Agreement; (v) the expiration or renewal of the Old Agreement; or (vi) the relationship among the parties arising out of the Old Agreement. The foregoing release includes all such Claims whether known or unknown, or anticipated or unanticipated. You and the Guarantor represent to us that no Claim that is a subject of the above release, in whole or in part, has been assigned to any party that will not be bound by the release. You and the Guarantor covenant not to sue, or bring (or assist, encourage, or finance the bringing by any person not a party to the Agreement or this Addendum) any legal action or suits against the Released Parties for any Claim that is a subject of the above release.

6.	Remodel. You represent to us that you will complete a remodel to bring the Restaurant up to now-current standards by August 31, 2011.

7.	Effect. Except as specifically amended by this Addendum, the Franchise Agreement will be construed and enforced in accordance with its terms.

8.	Effective Date. This Addendum is effective as of the date of the Franchise Agreement and will terminate upon the termination of the Franchise Agreement.

IN WITNESS WHEREOF, the parties have executed the foregoing Addendum as of the Effective Date.

FRANCHISEE:			US:

ANKER, INC.			BUFFALO WILD WINGS INTERNATIONAL, INC.

Date:	7/27/2010		Date:	7/29/10

By:	AMC Wings, Inc.		/s/ Sally J. Smith

	Its:	Sole Shareholder of Anker, Inc.	By:	Sally J. Smith

Its: President & CEO
/s/ T. Michael Ansley

By:	Diversified Restaurant Holdings, Inc.
As Sole Shareholder of AMC Wings, Inc.
	Its:	President & CEO, T. Michael Ansley